ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Incorporation

(PURSUANT TO NRS 78)

Filed in the office of	Document Number 20080454796-05
Ross Miller Secretary of State State of Nevada	Filing Date and Time 07/08/2008 8:43 AM
	Entity Number E0446172008-9

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. **Name of Corporation:**	NUTRA BIOPHARMA CORP.
2. **Resident Agent Name and Street Address:** (must be a Nevada address where process may be served)	PAUL WILLSON Name 918 E. Sahara Ave, Las Vegas, Nevada 89109 (MANDATORY) Physical Street Address, City, Zip Code (OPTIONAL) Mailing Address, City, State, Zip Code
3. **Shares:** (number of shares corporation is authorized to issue)	Number of shares with par value: 100,000,000 Par value per share: $ .001 Number of shares without par value:
4. **Names & Addresses of the Board of Directors/Trustees:** (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than 3 directors/trustees)	1. Zirk Engelbrecht Name 595 Walnut Avenue, Redlands, CA 92373 Street Address, City, State, Zip Code 2. Name Street Address, City, State, Zip Code 3. Name Street Address, City, State, Zip Code
5. **Purpose:** (optional - see instructions)	The purpose of this Corporation shall be: any lawful purpose
6. **Name, Address and Signature of Incorporator:** (attach additional page if more than 1 incorporator)	Kenneth Eade Name X [signature] Signature 190 N Canon Drive suite 420, Beverly Hills, CA 90210 Address, City, State, Zip Code
7. **Certificate of Acceptance of Appointment of Resident Agent:**	I hereby accept appointment as Resident Agent for the above named corporation. X [signature] Authorized Signature of R. A. or On Behalf of R. A. Company Date [handwritten date]

This form must be accompanied by appropriate fees.